UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2006

Moscow CableCom Corp.

(Exact name of registrant as specified in its charter)

Commission file number: 0-1460

Delaware	06-0659863
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

590 Madison Avenue, 38th Floor New York, New York 10022	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 826-8942

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

Item 8.01 Other Events

On April 3, 2006, the Company filed with the Securities and Exchange Commission a Notification of Late Filing, pursuant to Rule 12b-25 under the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to its Annual Report on Form 10-K for the year ended December 31, 2005 (the “2005 Annual Report”). The Company has not been able to file the 2005 Annual Report within the 15 day extension permitted pursuant to Rule 12b-25 and has concluded, following an evaluation under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures, that as of December 31, 2005 our disclosure controls and procedures were not effective.

Material Weaknesses in Internal Control Over Financial Reporting

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

As of December 31, 2005, management identified the following material weaknesses in the Company’s internal control over financial reporting:

1. As of December 31, 2005, the Company did not maintain effective controls over its anti-fraud programs. Specifically, the Company did not prepare a formalized assessment of fraud risk, implement certain corporate governance policies that had been approved by our Board of Directors (including an Employee Complaint procedure, a policy on Securities Trading by Employees, Officers and Directors, and the Code of Ethics for our Chief Executive Officer, Chief Financial Officer and All Accounting and Financial Personnel), and implement a Code of Business Conduct for all employees or monitor compliance with the Company’s anti-fraud programs and controls. Additionally, this control deficiency could result in more than a remote likelihood that a misstatement of the Company’s consolidated financial statements would not be prevented or detected. Accordingly, management has concluded that this control deficiency constitutes a material weakness.

2. As of December 31, 2005, the Company did not have an adequate level of review of complex and judgmental accounting issues primarily because it did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of accounting principles generally accepted in the United States commensurate with the Company’s financial reporting requirements. Specifically, the Company lacked adequate review and analysis with respect to: (i) the adequacy of the valuation allowance relating to deferred tax assets; (ii) the determination of the adequacy of the inventory and construction material obsolescence reserves; (iii) the accounting for stock options with intrinsic value on date of grant or with provisions that give rise to variable accounting for such options; and (iv) the determination of the functional currency of our Moscow-based operating subsidiary. Additionally, this control deficiency could result in a misstatement of the aforementioned account balances or disclosures which could cause a material misstatement of annual or interim financial statements that would not be prevented or detected. Accordingly, management has concluded that this control deficiency constitutes a material weakness.

Remediation Initiatives

Anti-fraud Programs:

As part of the remediation process, which will be implemented in 2006, we will prepare a formalized assessment of the risk of fraud within the Company and based upon the assessment developed, we will design and implement specific internal control testing measures to ensure that our overall policies and procedures with respect to fraud detection and prevention are adequate and functioning effectively. We are also in the process of translating into Russian and communicating the approved Employee Complaint, Securities Trading and Code of Ethics policies to our employees. This process will include procedures to ensure that compliance measures are adequately documented and renewed on an annual basis. We are also in the process of having an updated version of a previously approved Code of Business Conduct policy, which has been presented to and discussed by our Board of Directors, reviewed by Russian counsel to ensure that it will be compliant with Russian laws and regulations, prior to final submission to the Board for approval. Upon final approval of this policy, we will implement procedures to ensure that compliance measures are adequately documented and reviewed on an annual basis.

Personnel:

The Company has been understaffed as a result, in part, of the resignation of the Finance Director and the Internal Audit Manager at our primary operating subsidiary. We are diligently working to hire replacements for these key positions, as well as other staff with responsibilities relating to internal control over financial reporting.

Sarbanes-Oxley Preparedness

During 2005, with the assistance of outside consulting experts in internal control procedures, and upon the approval of our Audit Committee, we developed and commenced the process to document, test and otherwise prepare for anticipated compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Updates regarding this documentation and testing process were presented to and discussed with the Audit Committee on a quarterly basis during 2005. The Company expects to continue this process during 2006 and to devote the necessary resources to achieve full compliance with these requirements during 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MOSCOW CABLECOM CORP. (Registrant)

/s/ Andrew M. O’Shea
Name:	Andrew M. O’Shea
Title:	Chief Financial Officer and Secretary

Date: April 18, 2006